Exhibit 10.5.9


                                                             July 31, 2001



MOVIE STAR, INC.
1115 Broadway
New York, NY 10010

         It is mutually agreed that the Financing Agreement entered into between us dated April 24, 1996 as amended or supplemented (the "Financing Agreement") is amended effective June 30, 2001 as follows:


1.                The following shall be added as a new section 1.13:
                  "Maximum Amount" shall mean $30,000,000

2.                The following shall be added as a new section 1.14:
                  "Overadvance" shall mean any amount in the loan account which exceeds (a) 80% of the Net Amount of Eligible Receivables, plus (b) the lesser of (i) $3,000,000 or (ii) 50% of the Net Amount of Eligible Inventory.

3. The first paragraph of Section 2.1 is hereby deleted in its entirety and the following is substituted in its place and stead:
                  "Lender shall, in its discretion, make loans to Borrower or procure for Borrower Letters of Credit from time to time, at Borrower's request, which loans and the Letters of Credit in the aggregate shall not exceed (i) the lesser of (a) the Maximum Amount; or (b) (i) the amount set forth for each specified month on the "Availability Line" appearing on page three of Exhibit A annexed hereto for the respective period which such Availability Line relates, plus (ii) $2,500,000; provided, however, that on the last day of each month the aggregate outstanding amount in the Loan Account shall be limited to the amount of sub-section (b)(i). Any advances in excess of the advances provided for in the foregoing subparagraph (b) are hereafter referred to as "Additional Advances." The making of any loan in excess of the percentages or amounts set forth above shall not be deemed to modify such percentage or amount or create any obligation to make any further such loan. All loans (and all other amounts chargeable to Borrower under this Agreement or any supplement hereto) shall be charged to a Loan Account in Borrower's name on Lender's books. Lender shall render to Borrower each month a statement of the Loan Account (and all credits and charges thereto) which shall be considered correct and accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Lender receives a written notice by registered mail of Borrower's exceptions within 30 days after such statement has been mailed by ordinary mail to Borrower. "

4. Section 3.1 is deleted in its entirety and the following is substituted in its place and stead:
                  "Borrower agrees to pay to Lender each month interest in arrears (computed on the basis of the actual number of days elapsed over a year of 360 days) on the average daily balances in the Loan Account during the preceding month at a rate equal to the Prime Rate; provided,

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                  however, that in no event shall the interest charged on the non-overadvance portion of the average daily balance in the Loan Account be less than 6% per annum, and on the Overadvance portion thereof be less than 7% per annum. In addition, Borrower agrees to pay to Lender (a) on such portion thereof which is not an Overadvance, at a rate equal to Prime Rate; and (b) on such portion thereof which is an Overadvance at a rate equal to the Prime Rate plus 1%. Any change in the effective interest rate due to a change in the Prime Rate shall take effect the date of such change in the Prime Rate."

5.                The following shall be added at the end of Section 3.2:
                  "Notwithstanding anything to the contrary herein contained, commencing June 30, 2001, Borrower shall pay to Lender on September 30, December 31, March 31 and June 30 of each year, a facility fee equal to 1/4 of 1% of the highest amount of the Obligations outstanding at any time during the preceding 90-day period".

6. Section 6.5 is deleted in its entirety and the following is substituted in its place and stead:
                  "6.5 All loans and advances requested by Borrower under this Agreement shall be used for the general corporate and business purposes of Borrower (provided, however, that any Additional Advances shall be utilized solely and only for working capital needs in the ordinary and usual course of business of Borrower) and shall in no event be requested or used by Borrower for the specific purpose of paying wages of the employees of Borrower."

7.                The Renewal Date specified in Section 9.1 shall read June
                  30, 2004.

8.                Section 6.9 is amended as follows:

                  A. The paragraph titled "Affirmative Financial Covenants." is deleted and the following is substituted in its place and stead:

                  "Affirmative Financial Covenants. Borrower shall until payment in full of all Obligations to Lender and termination of this Agreement (a) cause to be maintained at the end of each fiscal quarter (i.e. December, March, June and September), Tangible Net Worth in an amount not less than $11,500,000 (the "Base Tangible Net Worth Covenant") and (b) cause to be maintained at the end of each fiscal quarter, Working Capital of not less than $4,750,000 (the "Base Working Capital Covenant"); provided, however, that the foregoing financial covenants shall, effective with the fiscal quarter commencing October 1, 2001, be adjusted as follows:

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                  (i)      If a net loss is projected on Exhibit A annexed
                           hereto ("Exhibit A") for a fiscal quarter, the Base Tangible Net Worth Covenant and Base Working Capital Covenant for such fiscal quarter shall be decreased by 100% of such projected net loss; and

                  (ii) If a net profit is projected on Exhibit A for a fiscal quarter, the Base Tangible Net Worth Covenant and the Base Working Capital Covenant for such fiscal quarter shall be increased by 50% of such projected net profit after tax."

                  B. The paragraph titled "Tangible Net Worth." is hereby deleted and the following is substituted in its place and stead:

                  "Tangible Net Worth" shall mean, at a particular date, (a) the aggregate amount of all assets of Borrower as may be properly classified as such in accordance with GAAP consistently applied excluding such other assets as are properly classified as intangible assets under GAAP (provided, however, that deferred taxes shall be included as tangible assets notwithstanding their proper classification in accordance with GAAP), less (b) the aggregate amount of all liabilities of Borrower determined in accordance with GAAP."

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9.       Notwithstanding anything to the contrary contained in the Financing
Agreement, no covenant shall be deemed breached by reason of a violation of such covenant arising solely and only by reason of the redemption of its 12.875% subordinated debentures prior to maturity thereof.

         In all other respects the terms and conditions of the aforesaid agreement, as the same may have heretofore been amended, shall remain unchanged.

                                                     ROSENTHAL & ROSENTHAL, INC.

                                                     By:  /s/ JERRY SANDAK
                                                        --------------------
                                                     Name: Jerry Sandak
                                                     Title:   Sr. Exec. VP




THE FOREGOING IS ACKNOWLEDGED
AND AGREED TO:

MOVIE STAR, INC.


By:  /s/ MELVYN KNIGIN
   ----------------------
Name: Melvyn Knigin
Title:   President & CEO